JONES, WALKER                          EXHIBIT 5
                            Waechter, Poitevent
                         Carrere & Denegre, L.L.P.



                              June 16, 1999




OMNI Energy Services Corp.
4484 NE Interstate 49
Carencro, LA   70520

Gentlemen:

     We have acted as counsel for OMNI Energy Services Corp., a Louisiana corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the issuance by the Company of 150,000,000 shares of the common stock of the Company, $.01 par value per share (the "Common Stock") pursuant to the terms of the 1999 Stock Option Plan, and 500,000 shares of Common Stock, pursuant to the terms of the Stock Incentive Plan.

     Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued for at least par value on the terms described in the 1999 Stock Option Plan and the Stock Incentive Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   JONES, WALKER, WAECHTER,
                                   POITEVENT, CARRERE & DENEGRE, L.L.P.



                                   By:      /S/ MARGARET F. MURPHY
                                       --------------------------------
                                        Margaret F. Murphy